Exhibit 99.1

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FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Third Quarter 2007 Results
Nashville, Tenn., November 7, 2007 — HCA today announced financial and operating results for the third quarter ended September 30, 2007.
Third Quarter Summary:
•	Revenues increased 5.7 percent to $6.569 billion.

•	Adjusted EBITDA totaled $983 million, an increase of 6.9 percent over the prior year.

•	Net income totaled $300 million, compared to $240 million in the prior year.

•	Interest expense increased to $560 million, up from $200 million in the prior year.

•	Same facility admissions decreased 1.6 percent and same facility equivalent admissions decreased 0.5 percent.

•	Same facility revenue per equivalent admission increased 7.5 percent.
Revenues for the third quarter totaled $6.569 billion, compared to $6.213 billion in the third quarter of 2006. Adjusted EBITDA in the quarter totaled $983 million, compared to $919 million in the previous year’s third quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA is included in this release. Net income for the third quarter of 2007 totaled $300 million, compared to $240 million in the prior year’s third quarter. Results for the third quarter of 2007 include gains on sales of facilities of $316 million, compared to gains on sales of facilities of $41 million in the third quarter of 2006. The tax provision for the third quarter of 2007 includes an $85 million benefit based on new information received during the third quarter of 2007 related primarily to tax positions taken in prior taxable periods.
HCA’s adjusted EBITDA margin improved to 15.0 percent of revenues in the third quarter of 2007 compared to 14.8 percent of revenues in the same period of 2006, primarily due to improvements in salaries and benefits and other operating expenses offsetting an increase in the provision for doubtful accounts. Provisions for losses related to professional liability risks, which are included as a component of other operating expenses, were $44 million and $81 million for the third quarters of 2007 and 2006, respectively.

Due primarily to the transactions related to the recapitalization of the Company in November 2006, interest expense increased to $560 million in the third quarter of 2007, compared to $200 million in the same period of 2006.
Same facility admissions and same facility equivalent admissions decreased 1.6 percent and 0.5 percent, respectively, in the third quarter of 2007 compared to the prior year’s third quarter. Same facility uninsured and charity admissions increased 5.2 percent in the quarter compared to the prior year period. Same facility revenue per equivalent admission increased 7.5 percent in the third quarter of 2007 compared to the third quarter of 2006. Same facility charity and uninsured discounts totaled $793 million in the third quarter of 2007 compared to $590 million in the third quarter of 2006.
Revenues for the nine months ended September 30, 2007 were $19.975 billion compared to $18.988 billion for the same nine months of 2006. Adjusted EBITDA for the nine months ended September 30, 2007 totaled $3.439 billion compared to $3.199 billion for the same nine months of 2006. HCA’s net income was $596 million for the nine month period of 2007 compared to $914 million for the same nine months of 2006.
As of September 2007, HCA’s balance sheet reflected cash and cash equivalents of $347 million, total debt of $27.545 billion, and total assets of $23.777 billion. The Company’s total debt decreased by $551 million during the quarter ended September 30, 2007 while, year-to-date, total debt decreased by $863 million.
On July 20, 2007, HCA completed the sale of its two Geneva, Switzerland hospitals for approximately $399 million. Proceeds were used to reduce the Company’s European Term Loan.
As of September 30, 2007, HCA operated 170 hospitals and 107 freestanding surgery centers (including eight hospitals and nine freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=42119 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
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FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization and the effect of the recapitalization on our customer, employee and other relationships; (3) increases in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local regulations affecting the health care industry; (11) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel; (12) the outcome of certain class action and derivative litigation filed with respect to us; (13) the possible enactment of federal or state health care reform; (14) the availability and terms of capital to fund the expansion of our business; (15) the continuing impact of hurricane damage in certain markets and the ability to obtain recoveries under our insurance policies; (16) changes in accounting practices; (17) changes in general economic conditions; (18) future divestitures which may result in charges; (19) changes in business strategy or development plans; (20) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (21) delays in receiving payment for services provided; (22) potential liabilities and other claims that may be asserted against us, and (23) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Consolidated Income Statements
Third Quarter
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$6,569	100.0%	$6,213	100.0%

Salaries and benefits	2,701	41.1	2,600	41.8
Supplies	1,085	16.5	1,046	16.8
Other operating expenses	1,076	16.4	1,054	17.1
Provision for doubtful accounts	774	11.8	677	10.9
Losses (gains) on investments	1	—	(40)	(0.7)
Equity in earnings of affiliates	(51)	(0.8)	(43)	(0.7)
Depreciation and amortization	356	5.5	348	5.6
Interest expense	560	8.5	200	3.2
Gains on sales of facilities	(316)	(4.8)	(41)	(0.7)
Transaction costs	—	—	9	0.2

	6,186	94.2	5,810	93.5

Income before minority interests and income taxes	383	5.8	403	6.5
Minority interests in earnings of consolidated entities	44	0.6	44	0.7

Income before income taxes	339	5.2	359	5.8
Provision for income taxes	39	0.6	119	1.9

Net income	$300	4.6	$240	3.9

HCA Inc.
Consolidated Income Statements
For the Nine Months Ended September 30, 2007 and 2006
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$19,975	100.0%	$18,988	100.0%
Salaries and benefits	8,002	40.1	7,816	41.2

Supplies	3,284	16.4	3,251	17.1
Other operating expenses	3,194	16.0	3,063	16.1
Provision for doubtful accounts	2,218	11.1	1,950	10.3
Gains on investments	(6)	—	(140)	(0.7)
Equity in earnings of affiliates	(156)	(0.8)	(151)	(0.8)
Depreciation and amortization	1,072	5.4	1,045	5.4
Interest expense	1,674	8.4	582	3.1
Gains on sales of facilities	(332)	(1.7)	(46)	(0.2)
Impairment of long-lived assets	24	0.1	—	—
Transaction costs	—	—	9	—

	18,974	95.0	17,379	91.5

Income before minority interests and income taxes	1,001	5.0	1,609	8.5
Minority interests in earnings of consolidated entities	160	0.8	145	0.8

Income before income taxes	841	4.2	1,464	7.7
Provision for income taxes	245	1.2	550	2.9

Net income	$596	3.0	$914	4.8

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Nine Months
	Third Quarter		Ended September 30,
	2007	2006	2007	2006
Revenues	$6,569	$6,213	$19,975	$18,988
Net income	$300	$240	$596	$914
Gains on sales of facilities (net of tax)	(193)	(25)	(203)	(29)
Impairment of long-lived assets (net of tax)	—	—	15	—
Transaction costs (net of tax)	—	6	—	6

Net income, excluding gains on sales of facilities, impairment of long-lived assets, and transaction costs	107	221	408	891
Depreciation and amortization	356	348	1,072	1,045
Interest expense	560	200	1,674	582
Minority interests in earnings of consolidated entities	44	44	160	145
Provision for income taxes	(84)	106	125	536

Adjusted EBITDA (a)	$983	$919	$3,439	$3,199

(a)	Net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities, impairment of long-lived assets and transaction costs, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30,	June 30,	December 31,
	2007	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$347	$354	$634
Accounts receivable, net	3,857	3,798	3,705
Inventories	689	689	669
Deferred income taxes	487	466	476
Other	649	639	594

Total current assets	6,029	5,946	6,078
Property and equipment, at cost	22,449	22,345	21,907
Accumulated depreciation	(10,999)	(10,801)	(10,238)

	11,450	11,544	11,669
Investments of insurance subsidiary	1,737	1,693	1,886
Investments in and advances to affiliates	683	672	679
Goodwill	2,652	2,631	2,601
Deferred loan costs	559	584	614
Other	667	634	148

	$23,777	$23,704	$23,675

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,290	$1,204	$1,415
Accrued salaries	731	674	675
Other accrued expenses	1,389	1,171	1,193
Long-term debt due within one year	299	304	293

Total current liabilities	3,709	3,353	3,576
Long-term debt	27,246	27,792	28,115
Professional liability risks	1,276	1,276	1,309
Income taxes and other liabilities	1,189	1,132	1,017
Minority interests in equity of consolidated entities	915	891	907
Equity securities with contingent redemption rights	164	165	125
Stockholders’ deficit	(10,722)	(10,905)	(11,374)

	$23,777	$23,704	$23,675

HCA Inc.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007 and 2006
(Dollars in millions)

	2007	2006
Cash flows from operating activities:
Net income	$596	$914
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,218	1,950
Depreciation and amortization	1,072	1,045
Income taxes	(103)	(399)
Gains on sales of facilities	(332)	(46)
Impairment of long-lived assets	24	—
Change in operating assets and liabilities	(2,598)	(2,250)
Change in minority interests	33	79
Share-based compensation	17	69
Other	58	(9)

Net cash provided by operating activities	985	1,353

Cash flows from investing activities:
Purchase of property and equipment	(997)	(1,330)
Acquisition of hospitals and health care entities	(21)	(103)
Disposal of hospitals and health care entities	484	328
Change in investments	156	(122)
Other	13	1

Net cash used in investing activities	(365)	(1,226)

Cash flows from financing activities:
Issuance of long-term debt	2	1,400
Net change in revolving bank credit facility	(370)	665
Repayment of long-term debt	(623)	(1,222)
Repurchase of common stock	(1)	(653)
Issuance of common stock	100	97
Payment of cash dividends	—	(201)
Other	(15)	(8)

Net cash (used in) provided by financing activities	(907)	78

Change in cash and cash equivalents	(287)	205
Cash and cash equivalents at beginning of period	634	336

Cash and cash equivalents at end of period	$347	$541

Interest payments	$1,522	$554
Income tax payments, net of refunds	$348	$935

HCA Inc.
Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2007	2006	2007	2006
Consolidating Hospitals:
Number of Hospitals	162	172	162	172
Weighted Average Licensed Beds	38,990	40,352	39,159	40,954
Licensed Beds at End of Period	38,939	40,382	38,939	40,382

Reported:
Admissions	381,700	394,700	1,168,700	1,218,600
% Change	-3.3%		-4.1%
Equivalent Admissions	583,400	594,500	1,767,100	1,830,400
% Change	-1.9%		-3.5%
Revenue per Equivalent Admission	$11,260	$10,453	$11,304	$10,374
% Change	7.7%		9.0%
Inpatient Revenue per Admission	$10,476	$9,815	$10,585	$9,723
% Change	6.7%		8.9%
Patient Days	1,880,800	1,931,400	5,801,800	5,994,900
Equivalent Patient Days	2,875,200	2,909,000	8,772,300	9,004,300
Inpatient Surgery Cases	128,300	133,800	390,000	403,100
% Change	-4.1%		-3.3%
Outpatient Surgery Cases	196,400	196,700	604,800	620,300
% Change	-0.2%		-2.5%
Emergency Room Visits	1,273,900	1,289,600	3,827,800	3,947,700
% Change	-1.2%		-3.0%
Outpatient Revenues as a Percentage of Patient Revenues	38.0%	36.4%	36.9%	36.3%
Average Length of Stay	4.9	4.9	5.0	4.9
Occupancy	52.4%	52.0%	54.3%	53.6%
Equivalent Occupancy	80.1%	78.3%	82.1%	80.5%

Same Facility:
Admissions	375,900	382,200	1,148,900	1,167,200
% Change	-1.6%		-1.6%
Equivalent Admissions	572,100	574,800	1,730,300	1,748,500
% Change	-0.5%		-1.0%
Revenue per Equivalent Admission	$11,197	$10,413	$11,241	$10,362
% Change	7.5%		8.5%
Inpatient Revenue per Admission	$10,448	$9,789	$10,560	$9,755
% Change	6.7%		8.3%
Inpatient Surgery Cases	126,800	128,100	383,200	386,700
% Change	-1.1%		-0.9%
Outpatient Surgery Cases	190,900	192,300	587,200	594,300
% Change	-0.7%		-1.2%
Emergency Room Visits	1,254,000	1,243,000	3,756,700	3,758,900
% Change	0.9%		-0.1%

Number of Consolidating and Nonconsolidating
(50/50 Equity Joint Ventures) Hospitals:
Consolidating	162	172	162	172
Nonconsolidating (50/50 Equity Joint Ventures)	8	7	8	7

Total Number of Hospitals	170	179	170	179